SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Check the appropriate box:

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[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

               SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


     SNET LOGO

                                                 Southern New England
                                                 Telecommunications Corporation
                                                 227 Church Street
                                                 New Haven, Connecticut 06510

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The Annual Meeting of Shareholders of Southern New England Telecommunications Corporation ("SNET") will be held at the ITALIAN CENTER OF STAMFORD, 1620 NEWFIELD AVENUE, STAMFORD, CONNECTICUT 06905, on Wednesday May 13, 1998 at 11:30 a.m. for the following purposes:

     1.   To elect Class III Directors;

     2. To ratify the appointment of independent auditors for the current calendar year; and

     3. To transact any other business that may properly come before the meeting or any adjournment thereof.

Only holders of the common stock of SNET at the close of business on March 16, 1998 will be entitled to vote at the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT, HOWEVER MANY SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Madelyn M. DeMatteo
Secretary
March 26, 1998


                             SNET Proxy Statement 37

SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
PROXY STATEMENT
1998 ANNUAL MEETING

                                PROXY INFORMATION

         This proxy statement and the accompanying proxy are being mailed to shareholders of Southern New England Telecommunications Corporation ("SNET") on or about March 26, 1998, in connection with the solicitation of proxies by SNET's Board of Directors ("Board") for the Annual Meeting of Shareholders. SNET will bear the cost of soliciting proxies. In addition to solicitations by mail, a number of SNET's regular employees may solicit proxies in person or by telephone, at no additional compensation. Georgeson & Co. has been retained to assist in the solicitation of proxies from brokers, banks, and other nominee and institutional holders for a fee of $8,500, plus expenses.

         PLEASE MARK YOUR PROXY WITH YOUR PREFERENCES SO THAT YOUR SHARES WILL BE VOTED ACCORDINGLY. IF YOU DO NOT GIVE INSTRUCTIONS FOR ANY MATTER TO BE VOTED UPON, THE SHARES REPRESENTED BY YOUR SIGNED PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD.

         Your shares cannot be voted unless you are present or represented by proxy. A properly executed proxy that is not revoked will be voted according to the instructions on the proxy. Under state law, "withheld" votes, abstentions and votes which brokers elect not to cast under their discretionary authority are not counted as votes in favor of any proposal. You may revoke your proxy at any time before it is voted, either by voting in person at the meeting or by executing and delivering a later dated proxy or written instrument revoking such proxy. If you wish to give a proxy to someone other than the named attorneys, you must cross out the three names appearing on the proxy and insert the name of another person or persons (not more than three).

         All proxies, ballots and voting materials that identify your vote are kept permanently confidential, except where disclosure is needed to communicate with you if you have returned your proxy with written comments, in election contests should the opposing party choose not to agree in writing to abide by this policy, or as required by law.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         On March 16, 1998 there were issued and outstanding 67,373,871 shares of common stock of SNET ("Common Stock"), all of one class and each share having one vote on all matters properly brought before the meeting. To the best knowledge of SNET, the only beneficial owner of more than 5% of the outstanding Common Stock is Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205 ("Sprint") who owned beneficially as of the record date, with sole voting and dispositive powers, 4,242,928 shares or approximately 6.3% of the outstanding Common Stock.

         On January 4, 1998, SNET, SBC Communications Inc. ("SBC") and SBC (CT), Inc. ("Merger Sub"), a Connecticut corporation and a wholly-owned subsidiary of SBC, entered into the Agreement and Plan of Merger, dated as of January 4, 1998 (the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of the Merger Sub with and into SNET (the "Merger") and SNET will thereby become a wholly-owned subsidiary of SBC.

         Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by SBC, Merger Sub or SNET or shareowners who have demanded payment for such shares in accordance with Sections 33-855 through 33-872 of the Connecticut Business Corporation Act) will be converted into 1.7568 shares of common stock, par value, $1.00 per share, of SBC ("SBC Common Stock").

         SBC and SNET also entered into a Stock Option Agreement, dated as of January 4, 1998 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, SNET granted SBC an option (the "Option") to purchase up to 13,255,587 (subject to possible adjustment as provided therein) shares of Common Stock at a price per share in cash equal to $65.00 (the "Option Price"). The Stock Option Agreement provides that SBC may exercise the Option in whole or in part, by delivering a written notice thereof within 90 days following the occurrence of a Triggering Event (as defined below), unless prior to such Triggering Event the Effective Time has occurred. The Option will terminate upon either (i) the occurrence of the Effective Time or (ii) the close of business on the earlier of (x) the day 90 days after the date that SBC becomes entitled to receive the Termination Fee (as defined in the Merger Agreement) and (y) the date that SBC is no longer potentially entitled to receive the Termination Fee, in each case under the Merger Agreement.


                             SNET Proxy Statement  38

         For purposes of the Stock Option Agreement, a "Triggering Event" will be deemed to have occurred if the Merger Agreement is terminated and SBC becomes entitled to receive the Termination Fee pursuant to Section 8.5(b) of the Merger Agreement.

         Prior to the exercise of the Option, SBC is not entitled to any rights as a shareholder of SNET as to the shares of Common Stock covered by the Option. Since the Option may only be exercised on the happening of certain events referred to above, none of which has occurred as of this date, SBC disclaims any beneficial ownership of the Common Stock purchasable by SBC upon exercise of the Option. If the Option were exercised, SBC would have the sole right to vote or to dispose of the Common Stock issued as a result of such exercise.

         The following table sets forth the beneficial ownership of Common Stock (including certain family holdings) as of March 16, 1998 for each Director, Executive Officers named in the Summary Compensation Table on page 44, and all Directors and Executive Officers as a group. The percentage of Common Stock owned beneficially by any Director, or by all Directors and Executive Officers as a group is less than 1.2% of the shares of Common Stock outstanding.

                                         SHARES BENEFICIALLY
                                             OWNED AS OF
NAME OF BENEFICIAL OWNER                   MARCH 16, 1998
------------------------                   --------------
William F. Andrews ......................    2,261(1)
Richard H. Ayers ........................    2,605(1)(2)
Robert L. Bennett .......................    1,632
Dr. Barry M. Bloom ......................    2,674(1)
Frank J. Connor .........................    2,267(1)
William R. Fenoglio .....................    2,602(1)
Dr. Claire L. Gaudiani ..................    1,482(1)
Ira D. Hall .............................    1,891(1)
Dr. Burton G. Malkiel ...................    1,632(1)(3)
Frank R. O'Keefe, Jr. ...................    2,449(1)
Joyce M. Roche ..........................      528
Daniel J. Miglio ........................  321,440(4)
Fred T. Page ............................   64,819(4)
Ronald M. Serrano .......................  169,366(4)
Donald R. Shassian ......................  154,198(4)
Directors and Executive Officers
 as a group .............................  805,328(4)

(1) Includes shares deferred for which neither investment nor voting power is held as follows: Mr. Andrews 319; Mr. Ayers 1,608; Dr. Bloom 1,303; Mr. Connor 770; Mr. Fenoglio 555; Dr. Gaudiani 898; Mr. Hall 1,778; Dr. Malkiel 578; and Mr. O'Keefe 293.

(2) Voting and investment powers are shared with spouse with respect to 200 shares.

(3)  754 shares are held in trust for benefit of a family member.

(4) Includes shares that may be acquired within 60 days through the exercise of stock options pursuant to stock option plans as follows: Mr. Miglio 311,550; Mr. Page 57,850; Mr. Serrano 166,000; Mr. Shassian 150,000; and
     Executive Officers as a group 751,700.


                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         In accordance with the By-Laws, the Board has set the number of directorships at twelve. The directorships are divided into three classes with each class having a term of three years. These classes are kept as equal in size as possible considering retirements and other circumstances.

         Nominations will be made at the Annual Meeting to reelect the five current Class III Directors whose terms expire this year. The nominees are Richard H. Ayers, Frank J. Connor, Ira D. Hall, Dr. Burton G. Malkiel and Frank
R. O'Keefe, Jr. If the Merger is effected, in accordance with the Merger Agreement, the terms of office for all elected Class III Directors will cease at the Effective Time of the Merger. If the Merger is not effected, the terms of office will run until 2001 and until their successors are elected and qualified. Shares represented by proxies will be voted for the nominees, except where authority to do so is specifically withheld. Proxies cannot be voted for a greater number of persons than the number of nominees named.

         All nominees have been selected on the recommendation of the Personnel and Board Affairs Committee. If one or more of such nominees should at the time of the Annual Meeting be unavailable as a candidate, the shares represented by the proxies will be voted for the remaining nominees and any substitute nominee(s) designated by the Board on recommendation of the Committee, or, if none, the size of the Board will be reduced. The Committee knows of no reason why any such nominee will be unavailable or unable to serve. The Committee deliberates on nominees at the end of the year prior to each annual meeting. Shareholders who wish to nominate persons for election to the Board must comply with the procedures set forth in Article II of the By-Laws and should direct correspondence to the Secretary.

         The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy is required to elect Class III Directors.

Nominees for Election as Directors

                                    CLASS III

PHOTO--- RICHARD H. AYERS, 55, Formerly Chairman and Chief Executive Officer, The Stanley Works (diversified manufacturer of consumer, builder and industrial products) (1989-1996). Director of Perkin-Elmer Corporation, Mass Mutual Institutional Funds and MML Series Investment Fund. Director since 1986.


                            SNET Proxy Statement 39

PHOTO--- FRANK J. CONNOR, 67, Founder and President, Nortay Associates, Inc. (business investment and operations management) (1987 to date). President and Member of the Office of the Chairman, American Can Company (packaging, specialty retailing and financial services) (1981-1987). Chairman Emeritus of Southwestern Area Commerce & Industry Association of Connecticut and the Connecticut Business and Industry Association. Director since 1986.

PHOTO--- IRA D. HALL, 53, Director, Business Development, Global Services, International Business Machines Corporation (developer, manufacturer and marketer of advanced information processing products including computers and microelectronic technology, software, networking systems and information technology-related services) (1996 to date); Director, International Operations (1993-1995). Director of the Jackie Robinson Foundation. Member of the Advisory Council of the Stanford University Graduate School of Business. Director since 1995.

PHOTO--- DR. BURTON G. MALKIEL, 65, Chemical Bank Chairman's Professor of Economics, Princeton University (1988 to date). Director of Baker, Fentress and Company, Amdahl Corporation, Prudential Insurance Company of America, Vanguard Group and The Jeffrey Co. Director since 1984.

PHOTO--- FRANK R. O'KEEFE, JR., 68, Formerly President of Long Wharf Capital Partners, Inc. (business investments) (1988-1990). Chairman, President and Chief Executive Officer, Armtek Corporation (rubber chemicals, heat exchange components and systems, automotive and industrial belts and hoses) (1986-1988). Director of Aetna Inc. and The United Illuminating Company. Director since 1984.

Directors Continuing in Office

                                     CLASS I
                             (TERM EXPIRES IN 1999)

PHOTO--- WILLIAM F. ANDREWS, 66, Chairman, Schrader-Bridgeport International, Inc. (manufacturer of tire valves, cores, caps, tire pressure gauges and pressure maintenance systems) (1995 to date). Chairman, Scovill Fasteners, Inc. (manufacturer of fasteners for apparel and industrial applications) (1995 to date). Chairman and Chief Executive Officer, Amdura Corporation (manufacturer and distributor of hardware and industrial machinery and equipment) (1993-1995). Director of Navistar International Corporation, Johnson Controls, Inc., Katy Industries, Dayton Superior Corp., Corrections Corporation of America, Northwestern Steel and Wire and Black Box Corporation. Director since 1982.

PHOTO--- DR. BARRY M. BLOOM, 69, Formerly Executive Vice President-Research and Development, Pfizer Inc (research-based, diversified health care company with global operations) (1992-1993). Director of Neurogen Corporation, Vertex Pharmaceuticals Inc., Incyte Pharmaceuticals Inc. and Cubist Pharmaceuticals Inc. Member of Board of Directors and Trustee, Lawrence & Memorial Hospital. Member of Connecticut Academy of Science and Engineering. Director since 1987.

PHOTO--- WILLIAM R. FENOGLIO, 58, Formerly President and Chief Executive Officer, Augat Inc. (designer and manufacturer of interconnection components and subsystems for telecommunications, computer and automotive markets) (1995-1996); President and Chief Operating Officer (1994). President and Chief Executive Officer, Barnes Group, Inc. (diversified manufacturer and distributor of precision springs and custom metal parts for industrial and automotive markets, and turbine engine and airframe parts for the aerospace industry) (1991-1993). Director of Standex International Corporation and IDG, Inc. Trustee of Rose-Hulman Institute of Technology. Director since 1993.


                            SNET Proxy Statement 40

PHOTO--- DR. CLAIRE L. GAUDIANI, 53, President, Connecticut College (1988 to date). President, New London Development Corporation (1997 to date). Director of Municipal Bond Investment Assurance (MBIA), Citizens Bank and Public Radio International. Trustee of American Council on Education. Chair, Campus Compact. Member of Council on Foreign Relations and former member of NCAA Presidents Commission. Director since 1989.

PHOTO--- DANIEL J. MIGLIO, 57, Chairman of the Board, President and Chief Executive Officer of SNET (January 1994 to date); President and Chief Executive Officer (1993). Director of Aristotle Corporation, Yale New Haven Health Services Corporation, New Haven Symphony Orchestra, Connecticut Public Broadcasting, and the United States Telephone Association. Chairman of International Festival of Arts and Ideas. Director since 1990.

                                    CLASS II

                             (TERM EXPIRES IN 2000)

PHOTO--- ROBERT L. BENNETT, 60, Principal, Bennett, Fisher, Giuliano and
Gottsman: The Electronic Publishing Group (consultation and management services for electronic publishing businesses) (1993 to date). Director of Raytech Corporation. Member of American Bar Association, Section of Science and Technology, and California Bar Association. Director since 1994.

PHOTO--- JOYCE M. ROCHE, 51, President and Chief Operating Officer, Carson, Inc. (manufacturer and marketer of ethnic hair care products for persons of African descent) (1996 to date); Executive Vice President-Global Marketing (1995-1996). Vice President-Global Marketing, Avon Products, Inc. (manufacturer and marketer of toiletries, fragrances, cosmetics, giftware and jewelry) (1993-1994). Director of Carson, Inc. Trustee of Dilliard University and Queens College, New York. Director since 1997.

Compensation and Other Information Regarding Directors

         Directors receive an annual retainer of 300 shares of Common Stock in accordance with the terms of the SNET 1996 Non-Employee Director Stock Plan ("Plan") and an additional retainer of $13,500 which they may elect to receive in cash or in Common Stock under the Plan. Directors receive a meeting fee of $1,000 for each Board and Committee meeting, and Committee Chairs receive an annual retainer of $2,500. Directors may elect to defer the receipt of all or a part of their fees and retainers. In 1996, the pension plan for Directors was terminated with pension benefits payable only to active and retired Directors as of February 14, 1996 and the amount of accrued pension benefits was frozen.

         In 1997 several Directors received payments as reimbursement for travel expenses in connection with attendance at meetings. SNET also provides life insurance, accidental death and dismemberment insurance and a telephone service concession for each Director. Directors who are also employees receive no additional compensation or benefits for serving as Directors.

         The Board held 9 meetings in 1997. All Directors attended in excess of 75% of the aggregate number of meetings of the Board and the Committees on which they served.

Committees of the Board

         The Committees established by the Board to assist it in the discharge of its responsibilities are described below.

         AUDIT COMMITTEE reviews the adequacy of SNET's system of internal control and the reliability of its financial reporting. It meets with appropriate financial management, internal auditors and external auditors in connection with these reviews. This Committee recommends to the Board the appointment of the external auditors for ratification by the shareholders at the Annual Meeting. Both the internal auditors and the external auditors periodically meet with the Audit Committee and have unrestricted access to the Committee. The Committee met 5 times in 1997. Directors Fenoglio (Chair), Andrews, Bloom and Gaudiani (both as of December 1997), O'Keefe and Roche, are members of this Committee.

         COMMITTEE ON BOARD AFFAIRS AND PUBLIC POLICY advises the Board on nomination and compensation of Directors, the functioning of the Board and public policy. In selecting Board candidates, the Committee seeks individuals of proven judgment and competence, outstanding in their chosen fields, and considers factors such as anticipated participation in Board activities, education, geographic location and other special talents. The Committee met three times in 1997. In December 1997, the Personnel Resources Committee assumed the duties of the Committee. Directors Gaudiani (Chair), Bloom and Fenoglio were members of this Committee.


                            SNET Proxy Statement 41

         EXECUTIVE COMMITTEE meets on call of the Chairman and the Chief Executive Officer and has authority to act on matters during the intervals between Board meetings. The Executive Committee did not meet in 1997. Directors Miglio (Chair), Ayers, Bloom (until May 1997), Connor, Fenoglio (as of December
1997), Gaudiani (until December 1997) and Malkiel are members of this Committee.

         EMPLOYEE BENEFITS PLAN COMMITTEE determines whether the actions of management in administering the employee benefit, pension, savings and stock ownership plans are in the best interests of the participants and beneficiaries of such plans. The Committee, which met 4 times in 1997, reviews all material changes in the plans prior to the presentation of such changes to the Board. Directors Malkiel (Chair), Andrews, Ayers, Bloom, O'Keefe (as of December 1997) and Roche are members of this Committee.

         FINANCIAL RESOURCES COMMITTEE reviews SNET's financial condition and plans to ensure responsible and effective utilization of financial resources. The Committee, which met 4 times in 1997, recommends to the Board action on such matters as financial plans and objectives, dividend policy, specific plans for raising outside capital and the commitment of capital to SNET's various businesses. Directors Ayers (Chair), Bennett, Connor, Hall, Malkiel and O'Keefe (until December 1997) are members of this Committee.

         PERSONNEL AND BOARD AFFAIRS COMMITTEE reviews management performance, recommends to the Board executive salary treatment, and administers executive incentive compensation plans. The Committee also examines management staffing and recommends to the Board the election of corporate officers and as of December 1997, includes the duties of the Committee on Board Affairs and Public Policy. The Committee met 5 times in 1997. Directors Connor (Chair), Bennett, Fenoglio (as of December 1997), Gaudiani and Hall are members of this Committee.

                     RATIFICATION OF APPOINTMENT OF AUDITORS
                                  (PROPOSAL 2)

         Subject to shareholder ratification, the Board, upon recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), Certified Public Accountants, as independent auditors to examine the accounts of SNET for the year 1998.

         The Board recommends a vote FOR the proposal to ratify the appointment of Coopers & Lybrand as independent auditors for the current year. If a majority of the voting power represented at the meeting fails to ratify the appointment of Coopers & Lybrand, the Board, upon recommendation of the Audit Committee, will consider the appointment of another accounting firm.

         One or more members of Coopers & Lybrand will attend the Annual Meeting, have an opportunity to make a statement, and be available to respond to questions.

         The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy is required to ratify the appointment of Coopers & Lybrand as independent auditors for the current year.

                              SHAREHOLDER PROPOSALS

         Mr. Nick Rossi, a shareholder, submitted a proposal, which he has since withdrawn, recommending that the Board engage the services of an investment banker to explore alternatives to enhance the value of SNET.

         If the Merger is not effected, proposals intended for inclusion in next year's proxy statement should be sent to the Secretary, Room 1500, 227 Church Street, New Haven, Connecticut 06510 and must be received by November 27, 1998.

                              OTHER MATTERS TO COME
                               BEFORE THE MEETING

         If any business not described herein should properly come before the meeting for shareholder action, the shares represented by proxies will be voted in accordance with the best judgment of the persons voting them. At the time this Proxy Statement went to press on March 23, 1998, SNET knew of no other matters which may be properly presented for a vote to the shareholders. Shareholders who wish to submit a proposal for action at the Annual Meeting must comply with the procedures set forth in Article I of the By-Laws.

         REPORT OF PERSONNEL AND BOARD AFFAIRS COMMITTEE OF THE BOARD OF
                       DIRECTORS ON EXECUTIVE COMPENSATION

         Decisions on executive compensation are reviewed and approved by the Personnel and Board Affairs Committee ("Committee") of the Board of Directors, which is composed entirely of non-employee Directors who have no direct or indirect material interest in SNET or relationship with the top executives. The Committee recommends compensation levels of senior executives including the Chief Executive Officer (CEO) for approval by the entire


                             SNET Proxy Statement 42

Board. Executive compensation policy is designed to attract, retain and motivate executives, reward contribution to SNET's business mission and key accomplishments and to enhance shareholder value.

1997 Executive Compensation

         Executive Compensation paid in 1997 included base salary, annual short term incentive awards and long term compensation in the form of stock options. Compensation levels are set initially relative to the external market place, which is derived from national survey data that includes many companies similar to SNET in size, industry or location. An executive's compensation is based primarily on the executive's performance and position market value, and the attainment of corporate and unit goals. In 1997, executives were granted salary increases, commensurate with SNET's strong performance and further supported by continuing competitive pressures for executive talent in the external marketplace.

         Corporate goals for short term incentive compensation consisted of evenly weighted financial and corporate effectiveness objectives. A threshold level of minimum performance had to be met in the financial category for any payout to occur. In 1997, short term awards, in aggregate, for executives were above targeted levels. SNET achieved its financial objective for economic contribution, measured as an increase in earnings after capital costs. The corporate effectiveness objectives encompassed specific customer focused accomplishments, culture change, business development and public policy goals. SNET exceeded its objectives with important progress in positioning for the future, with increases in market relationships for key customer segments, improved market penetration of key products and better margins in the wireless business. SNET's flagship long distance service achieved top rating in a J.D. Powers survey of satisfaction among mainstream users. Cost per access line was better than objective and much improved in 1997 over prior years due to cost containment measures. SNET negotiated a merger agreement with SBC that is expected to close during 1998. The announcement of the merger has been well received by Wall Street, with a significant increase in market price of the stock at the time of the agreement.

         Overall, long term incentives, in the form of market value stock options, were awarded above guideline levels in 1997. This was in recognition of the skill and experience level of our executives and the need to retain that talent.

CEO Compensation

         Mr. Miglio's annual compensation is based on corporate performance and his contribution to that performance as well as market survey information for comparable positions in other companies. In 1997, Mr. Miglio received a salary increase. This increase was in recognition of strong financial and non-financial results under his leadership and success in positioning SNET for the future. He received a short term incentive award which was above target, based on performance against the Board approved corporate objectives. His long term incentive, in the form of stock option grants, was at the guideline level in recognition that in combination with past grants, Mr. Miglio's cumulative option grants were within the targeted level.

Submitted by:

Robert L. Bennett
Frank J. Connor
William R. Fenoglio
Dr. Claire L. Gaudiani
Ira D. Hall

                            SNET Proxy Statement 43

     The following table covers compensation for the Chief Executive Officer and the other four most highly compensated executive officers at the end of the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                                 Long-term
                                                                                                Compensation
                                                                                                ------------
                                                        Annual Compensation                        Awards
--------------------------------------------------------------------------------------------------------------------------
                                                                                      Other      Securities
                                                                                     Annual      Underlying       All Other
Name and                                                                             Compen-      Options/         Compen-
principal                                             Salary         Bonus           sation         SARs           sation
position                                Year         ($) (1)       ($) (2)             ($)           (#)           ($) (3)
--------------------------------------------------------------------------------------------------------------------------
Daniel J. Miglio                        1997        $508,269      $440,000          $ 3,035         85,000         $11,992
 Chairman, President and                1996         465,769       280,500           11,432         53,000          11,782
 Chief Executive Officer                1995         404,380       176,000            4,668        150,000          11,568

Jean M. LaVecchia (4)                   1997         216,923       130,000                0         40,000           7,120
 Senior Vice President--                1996         189,615        66,500            2,232         10,000           6,677
 Organization Development               1995         178,449        54,000            4,532         40,000           7,092

Fred T. Page                            1997         224,231       134,000            3,685         50,000           7,200
 Senior Vice President--                1996         186,923        65,600            4,073         10,000           7,046
 Network Services

Ronald M. Serrano                       1997         310,000       185,000            4,119         20,000           7,200
 Senior Vice President--                1996         307,308       107,600            4,188         15,000           7,200
 Communication, Inform-                 1995         303,469        92,400            8,027         70,000           7,200
 ation and Entertainment Group

Donald R. Shassian                      1997         320,961       191,000            3,032         30,000           7,200
 Senior Vice President and              1996         307,308       107,600            4,212         15,000           7,200
 Chief Financial Officer                1995         303,469        92,400            8,766         60,000           6,600

----------

(1) Includes imputed income for benefits provided under the Corporation's employee benefit plans.

(2) Represents incentive compensation under the SNET Short Term Incentive Plan for achieving performance-based objectives.

(3) In 1997, for Mr. Miglio, Ms. LaVecchia, Mr. Page, Mr. Serrano and Mr. Shassian, respectively, includes the following dividend equivalents earned on shares deferred under the SNET Long Term Incentive Plan; $4,792, $0, $0, $0 and $0; and matching company contributions credited to participants' accounts under the SNET Management Retirement Savings Plan; $7,200, $7,120, $7,200, $7,200 and $7,200.

(4)  Ms. LaVecchia terminated employment with SNET on December 31, 1997.


                             SNET Proxy Statement 44

                    OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------------------------------
                                                     Individual Grants
                                             ---------------------------------
                                                  Number of         % of Total
                                                 Securities       Options/SARs                                   Grant Date
                                                 Underlying         Granted to    Exercise or                       Present
                                               Options/SARs       Employees in     Base Price     Expiration          Value
Name                                          Granted (#)(1)       Fiscal Year         ($/Sh)           Date        ($) (2)
---------------------------------------------------------------------------------------------------------------------------
Daniel J. Miglio                                     85,000               9.79       $36.9375        2-12-07       $557,413
 Chairman, President and
 Chief Executive Officer

Jean M. LaVecchia                                    20,000               2.30        36.9375        2-12-07        131,156
 Senior Vice President--                             20,000               2.30        40.3755         7-9-07        158,076
 Organization Development


Fred T. Page                                         25,000               2.88        36.9375        2-12-07        163,945
 Senior Vice President--                             25,000               2.88        40.3755         7-9-07        197,596
 Network Services

Ronald M. Serrano                                    20,000               2.30        36.9375        2-12-07        131,156
 Senior Vice President--
 Communication, Information
 and Entertainment Group

Donald R. Shassian                                   30,000               3.45        36.9375        2-12-07        196,734
 Senior Vice President and
 Chief Financial Officer
---------------------------------------------------------------------------------------------------------------------------

(1) Under the SNET 1995 Stock Incentive Plan and 1986 Stock Option Plan, executive officers are eligible to receive Incentive or Non-qualified Stock Options to purchase Common Stock. Each option's exercise price must equal or exceed the fair market value of Common Stock on the date of the option's grant. The term of an option cannot exceed ten years from the date of grant. Options vest annually in twenty-five percent installments beginning one year after the grant date. Upon a change in control, all options previously granted become immediately exercisable and remain exercisable and non-cancellable for a period of six months and seven days (1986 Plan), or seven months (1995 Plan), following a termination of employment provided those options do not expire within the ten-year period established under the plan.

(2) The Black-Scholes option pricing model was used to estimate the options' grant date present value. Assumptions for options granted on 2/12/97 are as follows: 20% volatility; risk free rate of return of 6.2% based on five-year U.S. Treasury securities; dividend yield of 4.7648%; and an estimated period to exercise of 5 years. Assumptions for options granted on 7/9/97 are as follows: 20% volatility; risk free rate of return of 6.37% based on five-year U.S. Treasury securities; dividend yield of 4.3591%; and an estimated period to exercise of 5 years.


                             SNET Proxy Statement 45


                     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
----------------------------------------------------------------------------------------------------------------------------
                                                                                        Number of
                                                                                       Securities                  Value of
                                                                                       Underlying               Unexercised
                                                                                      Unexercised              In-the-Money
                                                                                  Options/SARs at           Options/SARs at
                                                                                       FY-End (#)               FY-End ($)*
                                                                                 -------------------------------------------
                                        Shares Acquired                              Exercisable/              Exercisable/
Name                                     On Exercise(#)  Value Realized ($)         Unexercisable             Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Daniel J. Miglio                           4,200             $67,463              220,800/218,500     $3,482,947/$2,987,641
 Chairman, President and
 Chief Executive Officer

Jean M. LaVecchia                          5,650              86,664                     45,300/0                 712,172/0
 Senior Vice President--
 Organization Development

Fred T. Page                                 --                  --                 39,100/72,500           631,984/891,719

 Senior Vice President--
 Network Services

Ronald M. Serrano                            --                  --                129,750/76,250       2,074,578/1,103,984
 Senior Vice President--
 Communication, Information
 and Entertainment Group

Donald R. Shassian                           --                  --                113,750/81,250       1,765,391/1,156,172
 Senior Vice President and
 Chief Financial Officer
----------------------------------------------------------------------------------------------------------------------------

*  Based upon 1997 fiscal year end stock price of $50.3125

                                  PENSION PLAN

         Pension benefits are paid to executive officers under the SNET Management Pension Plan ("Pension Plan") cash balance ("CB") formula. Under the CB formula, pension credits are allocated annually to each executive's account based upon the sum of executive's age and service at year-end and eligible compensation for that year. The following chart shows the annual credits:

          SUM OF AGE                CREDIT APPLIED TO
          AND SERVICE             ELIGIBLE COMPENSATION
          -----------             ---------------------
             35-44                        4.0%
             45-54                        5.0%
             55-64                        6.0%
             65-74                        7.0%
             75-84                        8.0%
             85-94                        9.0%

         An executive's account will be credited with a supplemental pay credit determined by multiplying the amount of compensation in excess of 80% of the Social Security Wage Base (for such year) by the same credit percentage.

         At the end of each year, an executive's CB account is also credited with interest. For the period from January 1, 1997 through December 31, 1998, the annual rate of interest is 7.0% for an executive with less than 30 years of service, and 3.0% for an executive with 30 or more years of service. After December 31, 1998, the annual rate of interest shall be not less than 3.0%.

         An executive may receive a portion of the CB pension benefits under the SNET Pension Benefit Plan ("PBP") which provides benefits that plan participants do not receive under the Pension Plan because of Internal Revenue Code limits. Executive officers must retire at age 65 under the Pension Plan and can choose to retire before age 65 under certain conditions.

         Assuming no change in the CB formula, compensation at the current level, continuation in their present positions, retirement at age 65, and straight life annuity amounts notwithstanding the availability of joint survivorship provision, each executive officer listed would receive the following estimated annual pension amount under the Pension Plan and PBP: Mr. Miglio $648,663, Ms. LaVecchia $266,662, Mr. Page $254,703, Mr. Serrano $228,482, and Mr. Shassian $214,755.


                            SNET Proxy Statement 46

                          CHANGE-IN-CONTROL AGREEMENTS

         Change-in-Control agreements have been entered into with certain executives designed to afford these executives limited employment and compensation protection in the event of a substantial change in ownership of SNET. SNET has agreed to continue to employ the affected executives for a period of two years following such a change in ownership, and, in the event of early termination of such an executive, to pay severance benefits of no greater than two times the executive's salary and incentive compensation. The agreements contain other provisions designed to prevent the loss of retirement, insurance, and other benefits arising from a termination before the end of the term of employment and to reimburse the executive for any excise tax imposed by Section 4999 of the Internal Revenue Code. SNET has entered into such agreements with Mr. Miglio, Mr. Page, Mr. Serrano and Mr. Shassian who are listed in the Summary Compensation Table. The Merger would activate such agreements. SNET will also provide compensation to Mr. Miglio, Mr. Page, Mr. Serrano and Mr. Shassian, provided these executives are employed at the closing of the Merger, equal to their base salary and 1998 target amount (or such larger amount actually earned) under the SNET Short Term Incentive Plan.

                              CERTAIN TRANSACTIONS

         Effective February 1, 1994, SNET's major subsidiary entered into a services agreement with North Supply Company ("North Supply"), a subsidiary of Sprint, a beneficial owner of more than 5% of the outstanding Common Stock, for the purchase of general materials and supplies supporting SNET's telephone operations, including warehousing. North Supply also entered into agreements with other subsidiaries of SNET for general equipment purchases and warehousing services. During 1997 total purchases from North Supply were approximately $54,967,288.

                                PERFORMANCE GRAPH

         The following line graph compares five-year cumulative total returns of SNET, the Standard and Poor's 500 Index and the Telephone segment of the Standard and Poor's Utility Index. (The comparison assumes $100 was invested on December 31, 1992, with dividends reinvested.)

                                     S&P
                                  Telephone
                  S&P 500           Index             SNET
                  -------          ------            -----
1992              100.00           100.00            100.00
1993              110.08           115.49            106.88
1994              111.53           110.71            101.29
1995              153.45           166.78            130.59
1996              188.68           168.45            133.52
1997              251.63           235.22            180.36

                              FINANCIAL STATEMENTS

         The consolidated financial statements of SNET for 1997 are included herein in SNET's 1997 Annual Report to Shareholders. A COPY OF SNET'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997, WILL BE FURNISHED, WITHOUT CHARGE, ON REQUEST DIRECTED TO SNET'S TRANSFER AGENT AND REGISTRAR, STATE STREET BANK AND TRUST COMPANY, P.O. BOX 8200, BOSTON, MASSACHUSETTS 02266-8200.


                  By Order of the Board of Directors

                  MADELYN M. DEMATTEO

                  Secretary

March 26, 1998


                            SNET Proxy Statement 47

                                                  SNET [LOGO]
                                            We go beyond the call

                                    APPENDIX

                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 47 contains a description in tubular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard and Poor's Telephone Index for the period of five years commencing December 31, 1992 and ending December 31, 1997, which graph is contained in the paper format of this Proxy Statement being sent to Shareholders.

               SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

               Proxy Solicited by the Board of Directors for the
            Annual Meeting to be held on May 13, 1998 at 11:30 a.m.
                       at the Italian Center of Stamford,
                1620 Newfield Avenue, Stamford, Connecticut 06905

The undersigned hereby appoints Barry M. Bloom, Daniel J. Miglio and Frank R. O'Keefe, Jr., and each or any of them, as attorneys, with full power to vote all common stock of the undersigned in Southern New England Telecommunications Corporation at the annual meeting of its shareholders on May 13, 1998, and at any adjournment thereof, upon all matters that may properly come before the meeting, including all matters described in the proxy statement furnished herewith. At their discretion, the attorneys are authorized to vote upon such other business as may properly come before the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

--------------------------------------------------------------------------------

            PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY,
                WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.
              YOU MAY, NEVERTHELESS, VOTE IN PERSON IF YOU ATTEND.

--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?
----------------------------------------   -------------------------------------

----------------------------------------   -------------------------------------

----------------------------------------   -------------------------------------

                                SEE REVERSE SIDE

[X] PLEASE MARK VOTE              1. Election of Directors
    AS IN THIS EXAMPLE               R. Ayers
                                     F. Connor                     For All   With-  For All
The Board of Directors recommends    I. Hall                      Nominees   hold   Except
  a vote FOR Proposals 1 and 2       B. Malkiel
                                     F. O'Keefe, Jr.                [ ]      [ ]     [ ]

                                  NOTE: If you do not wish your shares voted
                                  "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).
RECORD DATE SHARES:

                                   2. Ratification of      For  Against  Abstain
                                      Auditors             [ ]    [ ]      [ ]



                                              ______________________
Please be sure to sign and date this Proxy.   |        Date         |
---------------------------------------------------------------------
|                                                                   |
|                                                                   |
|                                                                   |
---------Shareholder sign here--------Co-owner sign here-------------


Mark box at right if an address change or comment has [ ] been noted on the reverse side of this card.

               SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
                  ANNUAL MEETING OF SHAREHOLDERS - MAY 13, 1998
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            BOSTON SAFE DEPOSIT AND TRUST COMPANY, TRUSTEE UNDER THE
                            SNET EMPLOYEE STOCK PLANS

             Return this form promptly in the enclosed, postage-paid
                                  envelope to:
                 Boston Safe Deposit and Trust Company, Trustee,
                                 Box 1997 G.P.O.
                            New York, N.Y. 10117-0024

I hereby instruct the Trustee to vote all the shares of Common Stock of Southern New England Telecommunications Corporation credited to my accounts, indicated below, under the SNET Management Retirement Savings Plan ("MRSP"), the SNET Bargaining Unit Retirement Savings Plan ("BRSP"), the Employee Stock Ownership Plan ("ESOP") incorporated in the MRSP and BRSP, and the Tax Reduction Act Stock Ownership Plan ("TRASOP") at the Annual Meeting of its shareholders to be held on May 13, 1998, and at any adjournment thereof, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

If signed and returned, the shares represented by these voting instructions will be voted in accordance with the specifications given. Shares which are not allocated and shares for which no written instruction is received by May 8, 1998, for the MRSP, BRSP and ESOP will be voted by the Trustee with respect to each plan in the same proportion as its votes shares of other participants of such plan for which instructions are received. YOUR SHARES IN TRASOP WILL NOT BE VOTED BY THE TRUSTEE UNLESS YOU SIGN AND RETURN THIS FORM AND IT IS RECEIVED BY THE TRUSTEE BY 11:30 A.M. ON MAY 13, 1998.

The Board of Directors recommends a vote FOR proposals 1 and 2 and the shares represented by this voting instruction will be so voted unless otherwise indicated.

[MRSP Shares][MRSP ESOP Shares][BRSP Shares][BRSP ESOP Shares][TRASOP Shares]

X Please mark your vote as in this example. THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                   ----------

                              Mark Only One Choice

                                                          FOR  AGAINST  ABSTAIN

1. Election of Directors        2. Ratification of        [  ]   [  ]     [  ]
                                   Auditors
   Nominees:  [  ] Vote for All

   R. Ayers   [  ] Withhold Vote From All
   F. Connor
   I. Hall
   B. Malkiel
   F. O'Keefe, Jr.

   [  ] Vote For All Except as Marked:
        (draw a line through name of nominee(s)
        from whom you are withholding your vote)

     -------------------------------------------           ------------------
                    Signature                                    Date
     Please sign exactly as name appears hereon.

                       BE SURE TO SIGN AND DATE THIS FORM.
          FOLD FORM IN HALF AND MAIL PROMPTLY IN THE ENVELOPE PROVIDED.